Silk Road Medical Reports First Quarter 2019 Financial Results

SUNNYVALE, Calif. – May 8, 2019 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended March 31, 2019.

Recent Highlights

•	Recorded revenues of $12.8 million for the first quarter of 2019, representing a 124% increase over the first quarter of 2018

•	Completed initial public offering of six million shares, raising approximately $108.8 million in net proceeds, after deducting underwriting fees and other expenses

•	Completed enrollment in the ROADSTER 2 study

•	Clinical data from the TCAR Surveillance Project to be presented at the Society for Vascular Surgery’s Vascular Annual Meeting in June

“At Silk Road Medical, we are motivated by relentless dedication to successful patient outcomes and by our focus on two key priorities of expanding the clinical evidence and U.S. commercial execution. We are pleased to report first quarter results which reflect these priorities,” said Erica Rogers, Chief Executive Officer. “Commercial momentum is achieved by driving physician adoption of TCAR procedures which recently surpassed 10,000 globally. We are simultaneously progressing forward with clinical evidence and are pleased to announce that we have completed enrollment in our ROADSTER 2 study.”
First Quarter 2019 Financial Results
Revenue for the first quarter of 2019 was $12.8 million, an increase of $7.1 million or 124%, compared to the first quarter of 2018. The increase primarily was driven by increased adoption of the TCAR procedure across an expanded sales territory, hospital account and trained physician base.

Gross profit for the first quarter of 2019 was $9.4 million compared to $3.8 million for the first quarter of 2018. Gross margin for the first quarter of 2019 increased to 74% compared to 66% in the first quarter of 2018, driven primarily by leveraging manufacturing overhead costs across higher revenue.

Operating expenses were $16.6 million for the first quarter of 2019, as compared to $8.4 million in the corresponding prior year period, which represents an increase of 97%. The increase was driven primarily by selling, general and administrative expenses used to expand the company’s sales force and support the growth in operations.

Net loss was $24.2 million in the first quarter of 2019, or a loss of $20.12 per share, as compared to $5.4 million, or a loss of $7.31 per share, in the corresponding period of the prior year. This metric for the first quarter of 2019 and 2018 included a $15.7 million noncash charge and $0.2 million noncash benefit, respectively, resulting from the remeasurement of the fair value of our convertible preferred stock warrant liability at each balance sheet date. We continued to record adjustments to the estimated fair value of the convertible preferred stock warrants until they were exercised in connection with our IPO offering in April 2019.

Cash and cash equivalents were $15.5 million as of March 31, 2019. In April 2019, Silk Road Medical completed its initial public offering, raising approximately $108.8 million of net proceeds, after deducting underwriting fees and other expenses.

2019 Financial Guidance
Silk Road Medical projects revenue for the full year 2019 to range from $59 million to $61 million, which represents 71% to 77% growth over the company’s prior year revenue.

Conference Call
Silk Road Medical will host a conference call at 2:30 p.m. PT / 5:30 p.m. ET on Wednesday, May 8, 2019 to discuss its first quarter 2019 financial results. The call may be accessed through an operator by calling (844) 883-3861 for domestic callers and (574) 990-9820 for international callers using conference ID number 5758256. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical
Silk Road Medical, Inc. is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance and ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s 424(B)(4) filing made with the Securities and Exchange Commission on April 4, 2019 in connection with the company's initial public offering. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:
Lynn Lewis or Carrie Mendivil
Gilmartin Group
investors@silkroadmed.com

Media:

Joni Ramirez
Merryman Communications
joni@merrymancommunications.com

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